Exhibit 10.1

J.W. MAYS, INC.

(“Borrower”)

to

BEACON BANK & TRUST

(“Lender”)

_______________________________________________________________

NON-REVOLVING LINE OF CREDIT AND BUILDING LOAN MORTGAGE NOTE

_______________________________________________________________

Dated:	May 12, 2026

Mortgaged Premises

Location:	461 Route 9
Section:	6255
Block:	00
Lot:	078444
Town:	Fishkill
County:	Dutchess

PREPARED BY:

Anderson Kill P.C.

1055 Washington Blvd, Suite 530

Stamford, CT 06901

Attention: Richard J. Sandor, Esq.

File No.: 107981.13267

Title No.	SA-124202-D issued by Statewide Abstract Corp., as agent for First American Title Insurance Company

NON-REVOLVING LINE OF CREDIT AND BUILDING LOAN MORTGAGE NOTE

(hereinafter, the “Note”)

$8,000,000.00	Fishkill, New York
May 12, 2026

FOR VALUE RECEIVED, J.W. MAYS, INC., a corporation organized and existing under the laws of the State of New York with an address of 9 Bond Street, Brooklyn, New York 11201 (the “Borrower”) unconditionally promises to pay to the order of BEACON BANK & TRUST, a Massachusetts trust company (the “Lender”), at its place of business located at 2651 Strang Boulevard, Suite 100, Yorktown Heights, New York 10598, or at such other address as Lender or a subsequent holder hereof may from time to time designate in writing, the principal sum of EIGHT MILLION and 00/100 DOLLARS ($8,000,000.00) (the “Loan”), or such lesser sum as shall have been advanced pursuant to that certain Non-Revolving Line of Credit and Building Loan Agreement between Borrower and Lender of even date herewith (the “Loan Agreement”) plus interest, in lawful money of the United States of America, in the amounts and in the manner specified below.

1.

Interest Rate: (a) Advance Period: Commencing on the date of this Note and terminating on May 11, 2027 (the “Advance Period”), Borrower shall pay interest on the outstanding principal balance of this Note advanced pursuant to the Loan Agreement (the “Principal”) from the date of advance until said Principal is paid in full, at a floating interest rate equal to (i) the WSJ Prime Rate established by BEACON BANK & TRUST, as the same may be adjusted from time to time (the “Index”) plus (ii) one hundred (100) basis points (1.00%) per annum (the result of said calculation being the “Applicable Interest Rate”), subject at all times to a “Minimum Interest Rate” of SEVEN and ONE-QUARTER PERCENT (7.25%) per annum. There will be no cap on the interest rate Borrower pays Lender under this Note except as may be imposed by applicable State or Federal Law. Interest shall be calculated daily, on the basis of a three hundred sixty (360) day year.

(b) Amortization Period: Commencing on May 12, 2027 and terminating on the Maturity Date (the “Amortization Period”), Borrower shall pay principal and interest on the outstanding Principal advanced pursuant to the Loan Agreement amortized over twenty-five (25) years until said Principal is paid in full, at the interest rate determined based upon an “Index.” The Index is the weekly average yield on Federal Home Loan Bank of Boston Fixed Rate Advance Rate index adjusted to a constant maturity of five (5) years. If the applicable Index is no longer available, the Lender will choose a new index based upon comparable information. The Lender will give Borrower notice of any replacement index. The most recent Index figure available as of the date 45-days prior to a given Change Date is called the “Current Index.” Before each Change Date, the Lender will determine the interest rate chargeable as of such Change Date by adding two hundred twenty-five (225) basis points (2.25%) to the Current Index, subject at all times to a minimum interest rate of six percent (6.00%).

(c) Applicable Interest Rate: The rate of interest accruing hereunder at any given date, whether during Advance Period or the Amortization Period shall be hereinafter defined as the “Applicable Interest Rate”. The Applicable Interest Rate may change on the commencement of the Amortization period and on June 1, 2031. Each date on which the interest rate could change is called a “Change Date.” Interest will be calculated pursuant to the “Actual/360” method of interest calculation based on the actual number of calendar days during the month for which interest is being calculated; interest is calculated by multiplying the unpaid principal balance by the Interest Rate, dividing the product by 360 and multiplying the quotient by the actual number of days elapsed during the applicable month. Borrower understands that the amount allocated to interest for each month will vary depending on the actual number of calendar days during such month

2.

Payments: (a) Advance Period: Commencing with the first payment on June 1, 2026 and on the first day of every month thereafter during Advance Period”), Borrower shall pay accrued and unpaid interest only on the Principal at the Applicable Interest Rate.

(b) Amortization Period: Commencing on June 1, 2027, Borrower shall make regular amortized monthly payments of principal and interest and shall continue to make such payments on the first day of each and every month thereafter until May 1, 2036 (the “Maturity Date”), when a final payment of Principal, accrued and unpaid interest thereon, and any other amounts Borrower owes under this Note, shall be due and payable in full. Borrower acknowledges and understands that this Note has a balloon payment at the maturity date due to the fact that the amortized payments calculated hereunder is based on a term of twenty-five (25) years but with a Maturity Date of ten (10) years.

3.

Lender is under no obligation to refinance this Note on the Maturity Date. Borrower may therefore be required to liquidate Borrower’s own assets, or to procure financing with another lender, to pay this Note in full. If Borrower refinances this Note, Borrower may have to pay some or all of the closing costs normally associated with a new loan, even if Borrower obtains refinancing through Lender.

4.

Each payment shall first be applied to interest then due; then to reimburse Lender for monies, if any, expended by Lender to preserve any collateral securing this Note, including without limitation payments of taxes, charges, assessments, or insurance policy premiums, and for any expenses, including attorney’s fees, incurred by Lender in upholding the lien of, or enforcing the terms of, this Note or the other Loan Documents (as hereinafter defined); then toward late fees, if any; and, lastly, toward reduction of Principal.

5.

If the due date of any payment under this Note falls on a Saturday, Sunday or a day that is not a banking day in New York, such date shall be extended to the next such succeeding banking day, and interest shall be payable for any principal so extended at the rate of interest specified in this Note.

6.

Borrower shall be required to maintain its business operating account and tenant security accounts with the Lender with minimum required balances of in the amount of $1,000,000 while the this Note remains outstanding. Furthermore, the Borrower is required to deposit $350,000 in an interest reserve account (the “Interest Reserve”) with the Lender at closing. Loan payments during the Advance Period will be auto-debited from this Interest Reserve. The Borrower must replenish the Interest Reserve if the balance falls below $75,000. Payments during the Amortization Period shall be auto-debited from the accounts maintained by Borrower with the Lender.

7.

If any monthly payment owed under this Note is not paid within fifteen (15) days after the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lower of five (5) cents for each dollar ($1.00) of the overdue monthly payment and the maximum amount permitted by applicable law (the “Late Fee”) to defray the expenses incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment, and such Late Fee shall be secured by the Mortgage and the Other Security Documents.

8.

Further, Borrower does hereby agree that upon the occurrence of an Event of Default (as hereinafter defined) or upon the failure of Borrower to pay the Debt (as hereinafter defined) in full on demand, the Lender shall be entitled to receive, and the Borrower shall pay, interest on the Debt at a rate equal to the Applicable Interest Rate plus five percent (5.00%), or at the maximum rate of interest allowable by law, whichever is lower, to be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, or as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

9.

The unpaid principal balance of this Note may be prepaid in part or in whole upon not less than fifteen (15) days prior written notice to Lender specifying the date on which prepayment is to be made (the “Prepayment Date”) and upon payment of the Principal, or such portion thereof as Borrower shall elect to prepay, accrued and unpaid interest thereon, any and all other sums owing under this Note or any of the other Loan Documents, and a Prepayment Penalty equaling the following percentage of principal prepaid:

(a) Advance Period: Year 1 Exit Fee: 1.00% of the approved amount of the Loan if the Loan does not convert to a permanent commercial mortgage with the Lender.

(b) Amortization Period: Commencing with the Amortization Period the Prepayment shall be calculated as follows:

Year 2:	3.00% of Principal sum prepaid
Year 3:	2.00% of Principal sum prepaid
Year 4:	1.00% of Principal sum prepaid
Year 5:	1.00% of Principal sum prepaid
Year 6:	1.00% of Principal sum prepaid
Year 7:	1.00% of Principal sum prepaid
Year 8:	1.00% of Principal sum prepaid
Year 9:	1.00% of Principal sum prepaid
Year 10:	1.00% of Principal sum prepaid

Lender shall not be obligated to accept any prepayment unless it is accompanied by all sums due in connection therewith. Provided no Event of Default exists under this Note or any of the other Loan Documents, no Prepayment Penalty shall be due in connection with a complete or partial prepayment resulting from Lender’s application of insurance proceeds or condemnation awards to Principal pursuant to the terms of the Mortgage.

10.

This Note is secured by the Mortgage and the Other Security Documents. “Mortgage” means that certain Non-Revolving Line of Credit and Building Loan Mortgage, Security Agreement and Assignment of Leases and Rents dated the date hereof given by Borrower to Lender in the principal sum of $8,000,000.00 encumbering certain real property known and designated as 461 Route 9, Fishkill, New York, bearing Tax Map Identification Number Section 6255 Block 00 Lot 078444 in the Town of Fishkill, County of Dutchess and State of New York (the “Mortgaged Premises”), as such Mortgaged Premises are more particularly described therein and which Mortgage is intended to be duly recorded in the Dutchess County Land Records. The term “Other Security Documents” as used in this Note shall collectively mean any and all documents other than the Mortgage now or hereafter executed by Borrower and/or others in favor of Lender, which wholly or partially secure or guarantee payment and/or performance of this Note. The terms, covenants, and conditions of the Mortgage and the Other Security Documents are hereby made a part of this Note to the same extent and with the same force as if set forth at length herein. This Note, the Mortgage, the Other Security Documents, and any and all other instruments executed by Borrower and/or others pertaining to the Debt are collectively referred to as the “Loan Documents.”

11.

Each of the following occurrences shall constitute an Event of Default hereunder: (a) the Borrower shall (i) fail to pay a monthly payment owed hereunder within fifteen (15) days of the date when due, (ii) fail to pay any other sum due hereunder within ten (10) days of the delivery to Borrower of demand therefor, or (iii) fail to perform any non-monetary obligation imposed hereunder, and such failure shall continue for more than ten (10) days after delivery to Borrower of demand for compliance with such obligation; (b) the occurrence of a default under any of the other Loan Documents, after the expiration of any grace period, and subject to any right to cure, expressly set forth therein, (c) any representation or warranty made or deemed made by any third party with liability under this Note or any other Loan Document (“Third Party”) in any document evidencing the obligations of such Third Party or contained in any certificate, document, opinion, financial or other statement furnished by a Third Party to Lender at any time in connection with this Note, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; (d) the Borrower shall fail to pay when due any indebtedness for borrowed money beyond the expiration of any applicable notice and/or grace period, and subject to any right to cure, or if any such indebtedness shall become due and payable, or capable of becoming due and payable, by acceleration of its maturity; (e) the Borrower or any Third Party: (i) shall generally not, or be unable to, or shall admit in writing its inability to pay its debts as such debts become due; (ii) shall make an assignment for the benefit of creditors, (iii) shall file a petition in bankruptcy or for any relief under any law of any jurisdiction relating to reorganization, arrangement, readjustment of debt, dissolution or liquidation; (iv) shall have any such petition filed against it and the same shall remain undismissed for a period of sixty (60) days; or (v) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property, unless such appointment shall be extinguished within sixty (60) days; (f) if the Borrower shall cease to exist; (g) if the Mortgage or any Other Security Document (whether executed by Borrower or a Third Party) shall at any time and for any reason cease to be in full force and effect, or shall be declared null and void, or shall cease to create a valid security interest in and to the property purported to be subject to such Mortgage or Other Security Document, in the lien position indicated therein, or its validity or enforceability shall be contested by Borrower or the relevant Third Party, or Borrower or such Third Party shall deny it has any further liability or obligation under the Mortgage or any such Other Security Document, or fail to perform its obligations under the same; (h) if the Borrower shall convey, transfer, or otherwise divest itself (which conveyance, transfer, or divestment shall include, without limitation, the conveyance, transfer, or divestment of all or a portion of the membership interests, partnership interests, or stock, as the case may be, in Borrower) of title to the Mortgaged Premises, or encumber title to the Mortgaged Premises, without the consent of Lender; (i) if the Borrower shall enter into any intercompany debt or any other debt obligations or loans with any members/partners/shareholders of Borrower; (j) if any lien against the Mortgaged Premises or any judgment against Borrower in excess of $50,000.00, is docketed or entered, respectively, and not bonded, released or satisfied within sixty (60) days; or

(k) if there shall be a change in the majority ownership of the Borrower (including, without limitation, the ownership of any membership, partnership, or shareholder interests in the Borrower) or in the management of the Borrower.

12.

The whole of the Principal, together with all interest accrued and unpaid thereon, and any and all other sums due under any of the Loan Documents (all such sums hereinafter collectively referred to as the “Debt”) shall without notice become immediately due and payable at the option of Lender upon the occurrence of an Event of Default.

13.

In the event Lender employs counsel to declare, collect, enforce, or adjudicate any rights or obligations owed under, or accruing pursuant to, the Loan Documents, Borrower agrees to pay all reasonable arbitration, paralegals’, attorneys’, and experts’ fees; court costs; and expenses incurred by Lender, whether or not a suit be brought.

14.

(a) Debt Service Covenant Ratio (the “DSCR”): Commencing and tested at the expiration of the Advance Period, and annually thereafter, Borrower shall not permit the ratio of its Net Operating Income for any fiscal year end period from the Mortgaged Premises to scheduled and other required payments of principal and interest on all indebtedness thereon during the applicable period, to be less than 1.35:1.00. This covenant shall be measured from the annual federal tax returns of the Borrower. The DSCR will also be tested five (5) days prior to closing. “Net Operating Income” shall mean, for any period, Gross Rents, as reduced by all ordinary and necessary Real Estate Operating Expenses incurred during such period, from the Mortgaged Premises, and shall in any event include, without limitation, all operating expenses; maintenance expenses; real estate taxes; insurance; management fees, not to exceed Five Percent (5.00%) of Gross Rents; and repair replacement cost reserves not less than the greater of One and a Half Percent (1.50%) of Gross Rents or actual replacement costs, exclusive of extraordinary repairs and/or “one-time” repairs and/or capital improvements, in the sole discretion of the Bank. “Gross Rents” shall mean, for any period, all rental income payable and actually collected for the applicable period with respect to all tenancy and occupancy agreements in effect at the Mortgaged Premises. “Real Estate Operating Expenses” shall mean, for any period, Operating Expenses with respect to the Mortgaged Premises.

(b) Static Reserve Account: Borrower agrees to provide a static cash reserve at any point and time during the loan term if the DSCR is calculated below the required 1.35x. The reserve must be held in a Beacon Bank & Trust non-interest-bearing account and will remain static until the DSCR is in compliance, at the sole discretion of the Bank. The Static Reserve may be utilized to cure a default one time during the life of the Loan. Secondary or further violations will result in an event of default.

15.

At all times while the Debt remains unpaid, Borrower shall furnish to the Lender annually (a) the annual submission of (i) federal tax returns (including breakdown P&L for properties, 10-K’s), with audited financial statements of Borrower, certified as true and correct by a duly authorized officer of the Borrower, to be delivered within 120 days of the fiscal year end, or in the event an extension of time to file tax returns is filed in any given calendar year, the foregoing shall be submitted within thirty (30) days of the earlier of the date of filing or the expiration of the extension; (b) annual submission of copies of any and all new leases, any amendments, or modifications of existing leases during the Term of the Loan, certified by an authorized employee or officer of the Borrower due on January 1st of each calendar year; and (c) submission within ten (10) days of the Bank’s request for any additional information or documentation regarding the financial condition, composition, or corporate governance of Borrower; the Mortgaged Premises; the Collateral; or any other matters pertinent to the Loan. Failure to comply with the terms of this section, which failure continues for more than thirty (30) days after notice of such failure is delivered by Lender to Borrower, will constitute a default under the terms and conditions of this Note.

16.

This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Principal at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the Principal at a rate in excess of such maximum rate, the Applicable Interest Rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

17.

The Borrower will use the proceeds of this loan only for the purposes described in the commitment letter issued from Lender to Borrower dated March 5, 2026 (the “Commitment Letter”) the terms, covenants and conditions of which are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein.

18.

Borrower and all others who may become liable for the payment of all or any part of the Debt waive demand, notice of demand, protest and notice of protest, and any or all other notices or demands in connection with the delivery, acceptance, performance of, or default under, this Note. The liability of the Borrower hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by Lender, including, but not limited to any extension of time. Any failure of Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. Lender may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights hereunder. No amendment, modification or waiver of any provision of this Note nor consent to any departure by the Borrower therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Note cannot be changed or terminated orally or by estoppel or waiver or by any alleged oral modification regardless of any claimed partial performance referable thereto. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of any of the Loan Documents, or release of any party thereto, made by Lender or pursuant to any agreement between Lender any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower or any other who may become liable for the payment of all or any part of the Debt, under this Note or pursuant to any of the other Loan Documents.

19.

If this Note is executed by more than one person or entity, all representations, warranties, obligations and covenants herein shall be deemed to have been made by each of such persons and entities and the obligations and duties of such parties hereunder shall be deemed to be joint and several in all respects.

20.

Borrower represents, warrants and covenants to the Lender that (i) to the extent Borrower is not a natural person, Borrower is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its organization, with full power and authority to make, deliver and perform this Note; (ii) to the extent Borrower is not a natural person, the execution, delivery and performance by Borrower of this Note and the other Loan Documents has been duly authorized by all necessary corporate action and with all required consents; (iii) the execution, delivery and performance by Borrower of this Note and the other Loan Documents does not and will not violate or conflict with its organizational documents, if any, or any law, rule, regulation or order binding on Borrower or any agreement or instrument to which Borrower is a party or which may be binding on Borrower; (iv) to the extent Borrower is not a natural person, this Note and the other Loan Documents have been, or shall simultaneously herewith be, fully executed by an authorized officer, member, partner, or representative of Borrower; (v) this Note and the other Loan Documents constitute legal, valid, binding and enforceable obligations of Borrower enforceable in accordance with their terms; (vi) no authorization, consent, approval, license, exemption of or filing or registration with, any court or government or governmental agency is or will be necessary to the valid execution, delivery or performance by Borrower of this Note or the other Loan Documents; (vii) there are no pending or threatened actions, suits or proceedings against or affecting Borrower by or before any court, commission, bureau or other governmental agency or instrumentality, which, individually or in the aggregate, if determined adversely to Borrower, would have a material adverse effect on the business, properties, operations, or condition, financial or otherwise, of Borrower; and (viii) the most recent financial statements of Borrower heretofore delivered to Lender are complete and correct and since the date thereof there has not occurred any material adverse change in the financial condition or operations of Borrower from that shown on said financial statements.

21.

“Person” shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, professional limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature. Whenever used, the singular number shall include the plural, and the plural the singular.

22.

Should any term, provision, covenant or condition of this Note be held to be void or invalid, the same shall not affect any other term, provision, covenant or condition, but the remainder hereof shall be effective as though such void or invalid term, provision, covenant or condition had not been contained herein.

23.

This Note shall be binding upon Borrower, its successors, heirs, executors, administrators, personal representatives and permitted assigns, and shall inure to the benefit of Lender, its successors, and assigns.

24.

Borrower agrees that any action, suit or proceeding in respect of or arising out of this Note may be initiated and prosecuted in the state courts located in Dutchess County, New York or federal courts, as the case may be, located in Westchester County, New York. The Borrower consents to and submits to the exercise of jurisdiction over its person by any such court having jurisdiction over the subject matter. In any action or proceeding in connection with this Note, the Lender and Borrower mutually waive, to the fullest extent permitted by law, trial by jury and Borrower hereby waives, to the fullest extent permitted by law, any claim for consequential, punitive or special damages.

25.

This Note shall be governed and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America; provided that the foregoing is not intended to limit the maximum rate of interest which may be charged or collected by the Lender, if under the law applicable to it, the Lender may charge or collect such interest at a higher rate than is permissible under the laws of said state.

[signature page follows]

[Signature Page to Non-Revolving Line of Credit Note]

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the 12th day of May, 2026.

J.W. MAYS, INC.

By:
Name:	Ward N. Lyke
Title:	Chief Financial Officer

STATE OF NEW YORK

                                                            }ss:

COUNTY OF WESTCHESTER

On the 12th day of May in the year 2026 before me, the undersigned personally appeared Ward N. Lyke personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument

Notary Public

ELIZABETH TORRES NOTARY PUBLIC, STATE OF NEW YORK Registration No. 01TO6334452 Qualified in Westchester County Commission Expires December 21, 2027